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On February 14, 2013, the Chairman, President and Chief Executive Officer of H. J. Heinz Company (the “Company”) held a town hall meeting for the Company’s employees.  A transcript of the meeting follows.

PRESENTATION
William R. Johnson:  All right, if you make sure all of your cell phones are off because we're going to take this feed globally, no phones on please. Are we on, Steve? Okay, sorry about being late to this, but we had a problem with the webcast and as you can imagine it's pretty busy.

When I finish the town hall I'm going to spend some time with all of you and answer as many questions as I possibly can and really give you a sense of what's happened. I'm fully scripted for all this stuff because everything that we say off the script has to be filed with the SEC, so we're going to be very careful. Once I'm off then we can talk about things that are really on your mind. And I'm sure there's a lot on your mind. Believe me, there's a lot on my mind.

But thank you for being here today for what is an historic moment for our Company, for all of you, for the food industry, for our shareholders, our customers, our consumers around the world and for the great city of Pittsburgh where the Heinz brand was born. If you read the news release this morning and you saw CNBC, which somehow got the story a little bit early, the business world and all of you received what I'm sure was very surprising if not shocking news, namely that Heinz has entered into a definitive agreement to be acquired by a private investment group led by Berkshire Hathaway, Warren Buffett and 3G Capital. These are global investment firms with stellar reputations for doing the right thing for and with the businesses they own.

This transaction is the largest in the history of the food business. It's a result of Heinz' heritage and what all of us have achieved together. It's an historic for Heinz and you should be very proud of the business you've created. And I'm sure going through your mind is we're proud of what we've done. What does this mean for the future? And I'll talk to all about that.

Doing the right thing has been credo of this Company since Henry J. Heinz first developed this Heinz in 1869. This simple premise has served us so well for all these years and has led to today's exciting announcement about a new partnership and a new platform for growing an already great company. You can think of this as returning to our history because this Company was a private company for almost 80 years.

While this news may have been a shock, I'm confident it represents a positive step forward for the Company as I will detail much later. It was only about two months ago that 3G Capital first contacted me completely out of the blue. Although we did not solicit this offer as a publicly-traded company, we have a fiduciary obligation to our shareholders to carefully examine it and evaluate it.

The Heinz board of directors has pursued a diligent, disciplined path in evaluating what is an historic opportunity for the Company and our shareholders. After a thorough review the board concluded that the offer would deliver a substantial return for our shareholders and consequently last night the board unanimously approved this unprecedented agreement to return Heinz to its roots as a private company.

If this transaction is approved by shareholders and regulatory authorities, those of you who own shares will receive an immediate financial benefit from this change in ownership. Generally speaking, when this transaction closes everyone who is a shareholder, and I know many of you are, will receive $72.50 in cash for each share that you own.

Ultimately instead of having a widely dispersed group of thousands of shareholders and owners as we do today, we'll have just a few in Berkshire Hathaway and 3G Capital. Being a private company means that we can focus first and foremost on customers and consumers without being concerned each and every day about how Wall Street will react to our decisions.

We will instead be accountable to our new owners who are interested in driving strong cash-based earnings growth and expanding their portfolio of global food and beverage assets. Berkshire Hathaway and 3G Capital have ample capital and other resources to support our significant projects and expansion into new categories and markets around the globe.

The owners will be able to make decisions that are in the best long-term interests of our brands, our consumers, customers and employees without regard to what the short-term impact is on our quarterly earnings. While we will have new owners, they are absolutely interested in supporting and funding our next chapter of growth, and they are huge believers in both the Heinz brand and in the US certainly in the Ore-Ida brand. It's important to note that being privately held lends itself to greater organizational flexibility, faster decision making and an opportunity to expand our business while preserving our values and heritage.

Under the terms of the agreement the $72.50 in cash per share our shareholders will receive from the new owners represents a 19% premium to our all-time share price and a 30% premium to our one-year average share price. With a value of $28 billion this agreement represents, as I said, the largest acquisition of any company in the history of the global food business.

Regardless of who owns Heinz, we must continue to do the right thing in each of our businesses in each of the countries where we operate. We need to minimize distractions associated with this change and ensure that Heinz continues to post strong results and maintains one of the most respected brands in the global consumer marketplace. This is what all of us here have worked so hard to achieve and build upon every day.

The new chapter of the Company will be filled with many opportunities to expand our global reach, while never taking for granted how we got to this point and where we came from. I'm proud today to share this news for a variety of reasons, and like many of you I feel a bit of emotional angst, and we'll talk about that in the Q&A.

First, we have succeeded in bringing tremendous value to our shareholders, building from an already historic market cap. I'm particularly proud of the fact that our share prices climbed steadily during the past four years since the global financial crisis of 2008, recently reaching more than $61.00 per share.

Prior to today's announcement we had delivered cumulative total shareholder returns of 133% since 2006. At the agreed price $72.50 total shareholder returns will be a superior 177% since 2006, truly a remarkable achievement by our employees.

Secondly, this is clearly a moment to reflect on what we have accomplished in the past and the opportunities that lie ahead for all of our iconic brands. There are reasons for the premium value of our shares today. Among them are great brands, our unique emerging markets platform, which is what first attracted the attention of these two investors, our global platform that with products that capture number one and number two market shares in more than 50 countries, and the strength of all of you, our employees.

We are regularly recognized in the United States for doing the right thing. Forbes Magazine recently called us one of the most trustworthy companies in America for our transparency in accounting and a record of prudent management. And just a few months ago the American Customer Satisfaction Index once again ranked Heinz number one in customer satisfaction among all food manufacturers for the 13th consecutive year, an unparalleled record of success that none of our peers have come close to matching.

This enduring success reflects your dedication to making exceptional products that consistently satisfy our consumers. Heinz is a perennial leader in our industry because we focus every day on meeting the consumer's appetite for premium quality, great tasting, convenient food for a great value.

Quite simply the opportunity to build upon this incredible platform and strengthen our world-leading brands will be enhanced by the proposed new structure and our position as a private company. This deal provides Heinz with more flexibility and it is our collective view that as a private company we can be even more focused, more competitive, more nimble, more flexible and benefit from faster decision making.

On behalf of our board members and shareholders I would like to thank both Berkshire Hathaway and Warren Buffett and 3G Capital, who by their offer have acknowledged our success and the future value of the Heinz brand and the Company's global portfolio of businesses. We look forward to partnering with them on what I know will be an exciting new chapter in the history of Heinz.

Berkshire Hathaway, led by the person many refer to as the world's greatest investor, Warren Buffett, owns leading businesses across a variety of industries. 3G Capital is a global investment firm focused on long-term value creation with a particular emphasis on building and expanding great brands such as Burger King and Budweiser. With these high respected individuals and their organizations behind the Heinz brand in the years ahead we have the opportunity to grow.

Finally, having this unique growth opportunity before us we are mindful of how we got here. Heinz has always been a company that has honored and leveraged our values and our heritage. I believe that becoming a privately held company allows us to deepen our roots in Pittsburgh and build more loyalty around our great brands.

With an appreciation of this Company's long-held values and relationships around the world and central to approving this transaction my first requirement have [catch] to maintain Pittsburgh as our headquarters. All of you and the people of this region have contributed greatly to the success of Heinz over the decades. Similarly, all our employees outside of Pittsburgh in offices, factories and warehouses around the globe represent us with distinction in all the communities where we operate.

We have invested wisely over the years and being a responsible corporate citizen, committed to safe practices, environmental stewardship and giving back to the community. That's not going to change. Please excuse me.

I recognize this is a lot to digest. Trust me. I've had two months of trying to digest this and there's not a single person I've told who in the first 24 hours has not quite figured out what this means.

Many of you are thinking what does this mean for me. First and foremost at least initially we do not expect any changes to our organization outside of ordinary activities and things that are already underway until this transaction is completed. We are very early in this stage of the process and we'll share more details as they become available in the coming weeks and months. And I commit to you I will keep you fully informed. It's important to remember that even after the transaction is complete we will maintain a -- retain our standalone status as a global business headquartered Pittsburgh where the new owners want to grow it.

While there are many details still to be determined, we are committed to communicating with you openly, and I hope you know me well enough to know, honestly and often. We will arrange town hall meetings as appropriate and as you wish. And we'll also communicate details through your managers. If you have unanswered questions as we go through this process, please do not hesitate to reach out to your manager or your HR leader.

The important thing to remember as we are engaged in this process over the next three to five months, and we expect this to close sometime during the summer, is that it is our performance that got us here and our performance that will most determine our future. It is all our best interests to remain focused on our customers in every aspect of business and performance. Our consumers are depending on us.

Each of needs to continue to fulfill our daily commitments with excellent and integrity, and to enhance your individual value move the Company forward and deliver value to our new owners. A change in ownership should not impact what we do on a daily basis. In fact it will be expected that we will operate in a business as usual mode. This is what attracted Mr. Buffett.

And no I did not cry when I had lunch with Warren on Monday. And I will tell you a few jokes he told me. And I can say at 82 years of age I hope I'm half as lucid as he is. And some of you may think I'm already 82, and trust me, with the amount of sleep I've had in the last three weeks I feel 82.

So before begin this new chapter as a private company, Heinz shareholders and regulatory agencies must approve the deal. We anticipate the transaction will close this year, as I said probably during the summer.

This is hard. The heart of Heinz has always been you, our people, whether you are a new employee who probably thinks that your CEO is a blithering idiot sitting up here crying like a baby, or you've been around for a long time, let there be no mistake in your understanding. It is the dedication and loyalty of you that got us here.

And it is that same dedication that will take this organization to new heights. You and your global colleagues have been part of building something truly terrific and many people today going to try to take credit for it outside this Company, and I have news for them. They had nothing to do with it. This is about you.

Today that value is being recognized by the historic offer to take Heinz out of the public markets and create more focus and opportunity than ever to do what we do best. The board, the senior management team and I deeply appreciate your contributions to date and those you will make in our next chapter.

I'm very encouraged by the potential this transaction provides for Heinz, but I am also very aware of your angst. And as you can tell I have my own level of emotional attachment to this Company, but it excites me to imagine the potential we have unencumbered by the challenges of being a public company, having to answer to the whims of Wall Street on a daily basis. This transition is the right thing to do to ensure the sustainable, long-term success of the larger Heinz enterprise, and we will get larger.

We don't have a lot answers yet, but please hear my commitment to communicate with you often and frequently as things change or new information becomes available. Some of it will be pleasant and some of it will not be pleasant, but right now I just don't know a lot.

I hope you have the opportunity to meet Berkshire Hathaway and I hope Warren will come here. He's a very interesting man. I encourage you to read about them. And I will now turn the floor over to Michael to help us field any questions you may have at this time and help me regain my composure.

QUESTION AND ANSWER SESSION
Unidentified Company Representative:  Thanks Bill. So we've had some very direct questions, as you would imagine, over the past half an hour. And I'm sure more will be coming in as we're going through this town hall. So let's start with an easier for you while you compose yourself. So you were with --

William R. Johnson:  So I'm trying to compose myself so you could at least be a good straight man.

Unidentified Company Representative:  I'll try. So you were with Mr. Buffett on Monday. Is there any particular things like how he picked you up or what you had for lunch?

William R. Johnson:  How many of you know who Warren Buffett is? Okay. I flew into Omaha Monday to have lunch with Warren. He picked me up himself in his Cadillac.

Now one of the things I've always -- my wife and I as most of you know have been married almost 40 years and we're very close, but one of the things my wife does that absolutely drives me nuts is her car is a disgrace. Getting in her car takes a shovel and a broom.

Mr. Buffett picked me up at the airport and Alex Behring, who is upstairs today from 3G Capital, looked at the front seat, looked at the back seat, and Alex is about 6'4" and half, and said, "I'll take the back seat. You get the front seat." In the front seat were pins, and papers and all sorts of stuff on the car seat.

And here's this 82-year-old guy picking me up, couldn't have been more gracious, took us to lunch. And I do have to tell you a funny story. I gave him a pickle pin and I gave him -- many of you have seen the card that describes the history of the pickle pin. So I gave Warren the pickle pin and we had about a two-hour and 15 minutes lunch. By the way, a lunch that some people would pay $1 million for he paid $28 billion to have me to lunch.

And Warren left the pickle on the table and a young waiter after about two hours after we as we were leaving came up to him with a very deadpan look on his face and said, "Excuse me, Mr. Buffett, I'll be no one has ever said this to you, but you just left your pickle on the table."

He couldn't have been more gracious about the history of Heinz, about what H.J. had created, about what's been created now, about the employees, about our leadership, our stewardship. He was very gracious this morning on CNBC. And I think he will be a terrific partner.

It is his intention, and I want to be clear on this, to own this business forever. He has absolutely no intention, nor does 3G Capital of spinning this business back to the public market. This is not a traditional private equity deal. They plan to grow off this business.

Unidentified Company Representative:  Thanks. The next question is do you expect to receive other bids for the Company during this next three to four months?

William R. Johnson:  Well I don't know. Obviously if we did we would have to review those with the board and the board would take appropriate action. It's my own view that it's unlikely, but if it does then we'll follow the appropriate processes that the SEC prescribes to us and we'll take it to the board and review it, but I think it's highly unlikely, not impossible, but unlikely.

Unidentified Company Representative:  Why did you decide to sell the Company and why now?

William R. Johnson:  I don't know that I did decide to sell the Company. I think basically the Company is being acquired for the purposes of taking it private and using it as a platform for future global growth. I think it's important for you to know we did not solicit this offer. And in fact my first communication with Jorge Paulo Lemann, who is one of the key partners of 3G Capital, and Alex Behring I was called to have a dinner with them and I assumed that the dinner was related to their ownership of Burger King, and they are a customer.

So I had dinner with them. But this offer, an offer like this when presented to a public company has to be treated in the proper manner. So this offer was taken to the board, which has a fiduciary responsibility to completely evaluate, analyze and assess this offer and its impact on shareholders, and the Company and the employees, our consumers and our customers.

The board has spent a considerable amount of time under Tom Usher's leadership of the special committee, and I think Tom has done a truly extraordinary job in this of evaluating and assessing this transaction. After numerous meetings and numerous discussions it was concluded last night when the board voted to approve this transaction that it was the right thing to do for our shareholders for a lot for a very substantial return, and frankly for the Company long term.

Unidentified Company Representative:  Do you expect and/or anticipate any changes in our core strategies as a result of today's announcement?

William R. Johnson:  I don't know the answer to that, but I doubt it. One of the things that's been said to me throughout this process is one of the things that attracted him to the Company was the strategy we laid about a decade ago.

One of the things that really captured their attention was how well this Company has performed, particularly since 2002/2003, and particularly since 2006. And so I would be surprised. They like the emerging market strategy. They love the focus on ketchup, condiments and sauces. They love we run the organization. So I don't think we'll see any fundamental shifts in strategy, but frankly we have not had any discussions with them about that.

Unidentified Company Representative:  Do you expect any layoffs in Pittsburgh or any other region as a result of today's announcement?

William R. Johnson:  It's too early to tell. I just don't know. You have to keep in mind that they paid $28 billion for this Company. And they've borrowed a fair amount of money to leverage up and buy this Company. I suspect that means things will happen over the long term, but right now we simply don't know.

I think the best thing to do is continue to operate the business in the way we've been operating it to continue to look for opportunities to grow and to improve. And as long as we do that I think for the most part the bulk of our employee population will be pretty safe, but other than that I really don't know. I have not had any discussions.

Unidentified Company Representative:  Let's reiterate what you said during your comments you wouldn't anticipate any changes between now and the closing of the transaction.

William R. Johnson:  Nothing outside the ordinary course of business and things we've already got planned, which are not dramatic, no.

Unidentified Company Representative:  Okay. How will this announcement impact this year's bonus?

William R. Johnson:  It will not. This year's bonus will be based on the performance financially of the Company, so whatever we do between now and the end of the fiscal year is what we'll be rewarded for doing. So again that's another reason to keep at what we're doing.

Unidentified Company Representative:  Will there be changes to employee compensation or benefit packages as a result of today's announcement?

William R. Johnson:  Part of what we've negotiated is that within the next 12 months or so those changes will be minimal.

Unidentified Company Representative:  When will the shareholders vote on this proposal? Do you expect shareholders to approve it and why?

William R. Johnson:  We will issue a proxy statement probably within the next eight to 10, 12 weeks. It will be a different kind of proxy statement. It will be a solicitation for the shareholders to vote in favor of this transaction. Under Pennsylvania law a 50.1% majority is all that's required for this to be approved. Frankly I would expect the shareholders to approve this, but really it's up to the shareholders to decide. So whatever happens will be determined by the shareholders who vote on this transaction.

Unidentified Company Representative:  Next question could be a question from one of your senior management team looking for a promotion, but it says will you remain a CEO once the transaction is complete?

William R. Johnson:  I will remain a chairman and CEO until the transaction closes. Nothing will change. Beyond that has not been determined. What we will do -- there have been -- we have not been allowed to have any conversations regarding the senior management with them because this is an LBO structure. So we really don't know beyond that what the senior management team will look like and what form it will take. So those of you in the senior management ranks looking for my job, good luck.

Unidentified Company Representative:  Note taken. So --

William R. Johnson:  Well in your case it's going to be a lot more than good luck.

Unidentified Company Representative:  Touche. All right, was Nelson Peltz involved in bringing this deal to Heinz?

William R. Johnson:  No. Nelson -- this deal was brought directly to me. As I said, I was contacted before Christmas by 3G. I had dinner with them and then this the rest through January and through February. And Nelson is a valued director and he like Tom Usher have had a very big role in this, but no.

Unidentified Company Representative:  Why does it take so long to complete this transaction?

William R. Johnson:  Because we have to wait for shareholder approval after we file the proxy, which takes eight to 12 weeks. And we are awaiting regulatory approvals around the world. So this will go to the various governments around the world where we operate, including China, India, the EU, the US, Canada and so forth. And it has to be approved by the regulatory agencies, and in some cases particularly as it relates to a couple of the foreign jurisdictions that may take three, four, five months.

Unidentified Company Representative:  What does this mean for our partnership with Heinz Field and the Pittsburgh Steelers?

William R. Johnson:  We are absolutely in part of the contract publicly committed and contractually committed to maintaining our relationships to charitable organizations, philanthropic areas and Heinz Field in Pittsburgh. It's one of the things that I insisted upon at the outset. It's one of the things I get very emotional about as you saw earlier. And so Pittsburgh will remain our home and we will remain committed to the things we do in Pittsburgh.

Unidentified Company Representative:  Have you had any conversations today or over the past few days with Teresa Heinz or any other local celebrities or important people that you felt would be part of this deal would want to know about this deal?

William R. Johnson:  Well I'm having a conversation right now with the most important. That's all of you, our employees. Beyond that I've had no conversations with anyone. I didn't even tell my own children about this until nine o'clock last night. My son is still trying to figure out what's going on. My daughter, who has her MBA from Northwestern, figured it out pretty quickly and started asking all sorts of questions which I was not prepared to answer.

So I was sort of prepared for this press release, to this announcement and she did say to me. "Dad, I know you're going to cry." And I said, "Your dad's a hell of a lot tougher than that. He's not going to cry." So we are not telling my daughter that I teared up.

Unidentified Company Representative:  No. We've only got a video to show it. So all right --

William R. Johnson:  You know there will be some changes, Michael, and certainly, certainly one of the areas I'm looking for cost -- Beth, are you here? Are you ready, Beth?

Unidentified Company Representative:  I can see her in the back, yes.

William R. Johnson:  Great.

Unidentified Company Representative:  Will any of the 3G executives be based in Pittsburgh? Do you expect them to set up offices here at world headquarters?

William R. Johnson:  I think that's yet to be determined. I asked them actually if they wanted offices here and they said no. And in the contract there's arrangements. And frankly we just don't know how this is going to proceed. Alex Behring, who's here today and will speak at the press conference with me, is their chief investment officer.

He's Brazilian and he was telling me a story this morning that his wife said to him, "Alex, you run a really good business, but you're not very good in front of the press." So Alex said he now comes in with a feeling of low confidence in this. So they'll be around and you'll meet them over a period of time. Some of our people have dealt with them frequently over the last two and half weeks, three o'clock in the morning, two o'clock in the morning, one o'clock in the morning.

I think over the last three weeks there are probably 10 people in this Company that maybe have had 20 hours of sleep. And it's -- and I think that's part of what you're going to see is part of the emotion is the lack of sleep for some of us, but I think they'll be around and we'll see them when we see them.

Unidentified Company Representative:  Two more, so you mentioned earlier that 3G is committed to maintaining Pittsburgh as its global headquarters. What does this mean for the North American business? Will North America also remain in Pittsburgh?

William R. Johnson:  Last time I checked it's Heinz North America headquartered in Pittsburgh and it will remain that way.

Unidentified Company Representative:  This might be and a better question for Steve Clark, but I'm going to try to be promoted in the near term. How will this announcement impact my career development?

William R. Johnson:  Steve, you're stymied. Normal promotions and things in the ordinary course of the business should not be affected by this. Some areas of the Company we have agreed with them we will have discussions with them before certain things are done, but for the most part everybody but Steve, who was in line to be promoted, still may be promoted, sorry Steve.

Unidentified Company Representative:  That's the final question. Thanks, everyone, for dialing in and well we will be back to you soon with another town hall. Take care. Thank you.

Cautionary Statement Regarding Forward-Looking Statements

This communication and the Company’s other public pronouncements contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by the words “will,” “expects,” “anticipates,” “believes,” “estimates” or similar expressions and include the Company’s expectations as to future revenue growth, earnings, capital expenditures and other spending, dividend policy, and planned credit rating, as well as anticipated reductions in spending. These forward-looking statements reflect management’s view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond the Company’s control, and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ from such statements include, but are not limited to:

•      the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement,

•      the failure to receive, on a timely basis or otherwise, the required approvals by the Company’s shareholders and government or regulatory agencies,

•      the risk that a closing condition to the proposed merger may not be satisfied,

•      the failure to obtain the necessary financing in connection with the proposed merger,

•      the ability of the Company to retain and hire key personnel and maintain relationship with customers, suppliers and other business partners pending the consummation of the proposed merger, and

•      other factors described in “Risk Factors” and “Cautionary Statement Relevant to Forward-Looking Information” in the Company’s Annual Report on Form 10-K for the fiscal year ended April 29, 2012 and reports on Forms 10-Q thereafter.

The forward-looking statements are and will be based on management’s then current views and assumptions regarding future events and speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed merger between the Company and a subsidiary of Hawk Acquisition Holding Corporation.  In connection with the proposed merger, the Company will file a preliminary proxy statement and a definitive proxy statement with the United States Securities and Exchange Commission (“SEC”).  The information contained in the preliminary filing will not be complete and may be changed.  BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.  The definitive proxy statement will be mailed to the shareholders of the Company seeking their approval of the proposed merger.  The Company’s shareholders will also be able to obtain a copy of the definitive proxy statement free of charge by directing a request to: H.J. Heinz Company, P.O. Box 57, Pittsburgh, Pennsylvania 15230, Attention: Corporate Affairs Department.  In addition, the preliminary proxy statement and definitive proxy statement will be available free of charge at the SEC’s website, www.sec.gov.

Participants in the Solicitation

The Company and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed merger.  Information regarding the Company’s directors and executive officers is available in the Company’s proxy statement for its 2012 annual meeting of shareholders, which was filed with the SEC on August 28, 2012.  These documents are available free of charge at the SEC’s website at www.sec.gov, and by mail at: H.J. Heinz Company, P.O. Box 57, Pittsburgh, Pennsylvania 15230, Attention: Corporate Affairs Department.  Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Company’s shareholders in connection with the proposed merger will be set forth in the preliminary proxy statement when it is filed with the SEC.